Exhibit 10.29

SUMMARY OF ANNUAL INCENTIVE PROGRAM

The Company maintains an unwritten annual incentive program which provides for annual cash and equity incentive awards to our Chief Executive Officer ("CEO") upon the achievement of performance goals established by the Compensation Committee (or Board).  The purpose of this program is to provide incentive for achieving certain defined target performance metrics.  The target performance metrics typically include net income and asset growth, strategic initiatives and regulatory examinations, and are evaluated on an annual basis.  Under this program, the CEO may earn an annual cash and equity award up to a maximum of 100% of the target annual incentive award, or may earn no award at all if the Company's performance is less than 88% of the target goals.  The Compensation Committee (or Board of Directors) in its sole discretion may increase or decrease the actual awards earned by the CEO under this program.

In 2023, the Bank adopted the same unwritten annual incentive program for all of its named Executives.